EXHIBIT 99.1

                                 [COMPANY LOGO]

FOR IMMEDIATE RELEASE

CONTACT: JOSEPH T. SCHEPERS
         VICE PRESIDENT, CORPORATE COMMUNICATIONS
         (770) 419-3355


      CRYOLIFE REPORTS FOURTH QUARTER AND FULL YEAR 2003 FINANCIAL RESULTS

                        REAFFIRMS TISSUE PROCESSING AND
              PRODUCT REVENUE GROWTH ESTIMATE OF 12 TO 18% IN 2004 BIOGLUE SALES INCREASED 33% IN 2003 COMPARED TO 2002
                 $20 MILLION PIPE STRENGTHENS FINANCIAL POSITION DEVELOPING ADDITIONAL PROTEIN HYDROGEL PRODUCTS

ATLANTA...(February 26, 2004)...CryoLife, Inc. (NYSE: CRY), a human tissue processing and bio-surgical device company reported financial results for the fourth quarter and year ended December 31, 2003. The Company also reaffirmed its previously announced guidance that tissue processing and product revenues are expected to increase 12 to 18 percent to between $66 and $70 million for the full year 2004.

     Revenues for the fourth quarter 2003 were $12.8 million, compared to $12.2 million for the fourth quarter of 2002. Net loss in the fourth quarter of 2003 was $7.2 million, compared to $5.7 million for the same period in 2002. On a fully diluted basis, loss per common share in the fourth quarter was $0.37, compared to $0.29 for the fourth quarter of 2002.

     Revenues for the year ended December 31, 2003 were $59.5 million, compared to $77.8 million in 2002. Net loss for full year 2003 was $32.3 million, compared to a net loss of $27.8 million for full year 2002. On a fully diluted basis, loss per common share was $1.64 for full year 2003, compared to $1.43 for full year 2002.

                                    - More -



                                [COMPANY ADDRESS]
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     In the fourth quarter of 2003, worldwide BioGlue sales increased 39 percent to $7.8 million, compared to $5.6 million in the fourth quarter of 2002. BioGlue revenues increased 33 percent to $27.8 million for the full year 2003, compared to $20.9 million for the same period in 2002. BioGlue revenues are expected to increase to $32 to $34 million in 2004. BioGlue revenues for the first quarter of 2004 are expected to be between $7.8 to $8.0 million.

     "We are pleased with the 33% year to year sales growth of BioGlue and we expect to introduce a new BioGlue syringe delivery device in 2004. The entire pre-filled device is disposable and will eliminate the need for resterilization of the dispenser," stated Steven G. Anderson, President and CEO. "While BioGlue is the first protein hydrogel marketed by the Company, we are also developing several other promising products using protein hydrogel technology. These development projects include: BioDisc, which is being developed for use as an injectable nucleus pulposus replacement in minimally invasive surgery for spinal disc repair; BioFoam, for rapid hemostasis for penetrating wounds and severe trauma; and LiquiStent, which has promise as a biological intervascular stent that could prove to be non-thrombogenic and biocompatible, and may avoid a tissue response that would occlude the blood vessel."

     Human tissue processing revenues were $30.8 million for the full year 2003, compared to $55.4 million for the full year 2002. Human tissue processing revenues were $4.9 million in the fourth quarter of 2003, compared to $6.3 million in the fourth quarter of 2002. The Company is currently processing and distributing cardiac, vascular, and boned and non-boned orthopaedic tissue. The Company expects human tissue processing revenues to increase by 7 to 14 percent to between $33 and $35 million in 2004. While human tissue processing revenues will increase in the first quarter of 2004 compared to fourth quarter of 2003, human tissue processing revenues will be slightly below the previous guidance of $7.0 and $7.5 million for the first quarter of 2004. Total revenues projected for the first quarter of $14.8 to $15.5 million remains unchanged.

     The Company has a comprehensive program to increase the tissues available for distribution to patients. This program includes recently implemented initiatives with tissue procurement organizations, operating a newly created in-house pathology department, and several tissue processing improvements. The Company expects to realize the positive impact of these initiatives on revenues beginning in the second quarter of 2004.

     Cardiac tissue processing revenues were $2.8 million in the fourth quarter of 2003, compared to $3.3 million in the same period in 2002 and $17.1 million for the full year 2003, compared to $23.4 million for the full year 2002.

     Vascular tissue processing revenues were $12.7 million for the full year 2003, compared to $17.8 million for the full year 2002 and $2.0 million in the fourth quarter of 2003, compared to $2.9 million for the same period in 2002.

     Orthopaedic tissue processing revenues were $1.1 million for the full year 2003, compared to $14.1 million for the full year 2002 and $166,000 in the fourth quarter of 2003, compared to $108,000 for the same period in 2002.

     Selling,   general,   and  administrative   expenses  are  expected  to  be
approximately $42 to $46 million in 2004, while research and development expenses are expected to be approximately $4 million in 2004. For the first quarter of 2004, the Company expects selling, general, and administrative expenses of approximately $10 to $11 million, and expects research and development expenses to be approximately $1 million.

     CryoLife's SG Model #100, an arteriovenous (A-V) access device made from a bovine ureter, is approved in Europe for use in dialysis patients. The SG Model #100 utilizes the Company's antigen reduction technology (ART). This patented process removes antigens from tissues, which appears to allow the patient to receive the implant without requiring immunosuppressant therapy. There are now over 125 patients in the U.K. and Italy with SG Model #100 A-V access device implants who are in a clinical registry.

     In February 2004 the FDA requested additional information be provided to support CryoLife's 510k premarket notification for decellularized SG processed human heart valves. The Company is reviewing and addressing the FDA's requirements. Since February 2003, the Company has been processing human tissues without the decellularized SG technology. The FDA also completed an inspection of the Company's tissue processing facility and made observations in a Form 483, which the Company is addressing.

     The Company has made significant progress on product liability cases, resolving or reaching agreements in principle to resolve 22 product liability lawsuits and claims and currently has two remaining lawsuits pending related to the 2002/2003 insurance policy year. Other product liability lawsuits and claims are also pending.

     The Company recently strengthened its financial position after it raised net proceeds of approximately $20 million in a private equity placement. As of February 20, 2004 the Company had approximately $27 million in the aggregate of cash, cash equivalents and marketable securities. Additionally, the Company expects to receive tax refunds of approximately $2.4 million in 2004.

     The Company will hold a teleconference call and live webcast today at 11:15 a.m. Eastern Time to discuss fourth quarter and year ended December 31, 2003 results followed by a question and answer session hosted by Steven G. Anderson, CryoLife President and Chief Executive Officer. To listen to the live teleconference please dial 973-582-2700 a few minutes prior to 11:15 a.m. No identification number is required. A replay of the teleconference will be available February 26 through March 4 and can be accessed by calling (toll free) 877-519-4471 or 973-341-3080. The identification number for the replay is 4497182. The live webcast can be accessed by going to the Investor Relations section of the CryoLife web site at www.cryolife.com.

     Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiovascular and vascular surgeries throughout the United States and Canada. The Company's BioGlue(R) Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels and is CE marked in the European Community and approved in Canada for use in soft tissue repair and approved in Australia for use in vascular and pulmonary sealing and repair. The Company also manufactures the SG Model #100 vascular graft, which is CE marked for distribution within the European Community.

     Statements made in this press release that look forward in time or that express management's beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These future events may not occur as and when expected, if at all, and, together with the Company's business, are subject to various risks and uncertainties. These risks and uncertainties include that the Company's 2004 revenues and expenses may not meet its expectations, that demand for CryoLife preserved tissues may not return to prior levels, the possibility that the FDA could impose additional restrictions on the Company's operations, require a recall, or prevent the Company from processing and distributing tissues or manufacturing and distributing other products, that the Company's new BioGlue syringe delivery device and SG Model #100 bovine ureter product may not meet expectations, that the Company's 510k application for SG processed heart valves may require significant time and expense and may not be cleared on a timely basis or at all, that FDA regulation of the Company's CryoValve SG and CryoVein SG may require significant time and expense, that the protein hydrogel products under development may not be commercially feasible, that the Company may not have sufficient borrowing or other capital availability to fund its business, that present and future litigation may be resolved only by substantial payments by the Company in excess of available insurance coverage and amounts set aside for products liability cases by CryoLife since the outcomes of products liability securities class action and derivative cases are inherently uncertain, that pending litigation cannot be settled on terms acceptable to the Company, that the Company may not have sufficient resources to pay punitive damages which are not covered by insurance or liabilities in excess of available insurance, the possibility of severe decreases in the Company's revenues and working capital, that to the extent the Company does not have sufficient resources to pay the claims against it, it may be forced to cease operations or seek protection under applicable bankruptcy laws, changes in laws and regulations applicable to CryoLife and other risk factors detailed in CryoLife's Securities and Exchange Commission filings, including CryoLife's Form 10-K filing for the year ended December 31, 2002, and the Company's other SEC filings. The Company does not undertake to update its forward-looking statements.

                                 CRYOLIFE, INC.
                      (In thousands, except per share data)


                                                            Three Months Ended                  Year Ended
                                                               December 31,                    December 31,
                                                       ----------------------------     ----------------------------
                                                           2003           2002              2003           2002
                                                       ------------    ------------     ------------    ------------
                                                              (Unaudited)                         (Audited)
Revenues:
   Human tissue preservation services                  $     4,935     $     6,299      $    30,777     $    55,373
   Products                                                  7,901           5,705           28,263          21,597
   Distribution and grant                                      (34)            167              492             825
                                                       ------------    ------------     ------------    ------------
       Total revenues                                       12,802          12,171           59,532          77,795

Costs and expenses:
   Human tissue preservation services                        8,892           2,119           23,976          55,363
   Products                                                  2,077           1,453            7,506          10,270
   General, administrative, and marketing                    7,924          15,412           53,630          47,530
   Research and development                                    816             901            3,644           4,597
   Goodwill impairment                                          --              --               --           1,399
   Interest expense                                             49             149              415             692
   Interest income                                             (76)           (170)            (425)           (895)
   Other (income) expense, net                                 (35)            310               12             273
                                                       ------------    ------------     ------------    ------------
       Total costs and expenses                             19,647          20,174           88,758         119,229

   Loss before income taxes                                 (6,845)         (8,003)         (29,226)        (41,434)
   Income tax expense (benefit)                                399          (2,306)           3,068         (13,673)
                                                       ------------    ------------     ------------    ------------
Net loss                                               $    (7,244)    $    (5,697)     $   (32,294)    $   (27,761)
                                                       ============    ============     ============    ============

Net loss per share:
   Basic                                               $    (0.37)     $     (0.29)      $    (1.64)     $    (1.43)
                                                       ============    ============     ============    ============
   Diluted                                             $    (0.37)     $     (0.29)      $    (1.64)     $    (1.43)
                                                       ============    ============     ============    ============

Weighted average shares outstanding:
   Basic                                                    19,729          19,526           19,684          19,432
                                                       ============    ============     ============    ============
   Diluted                                                  19,729          19,526           19,684          19,432
                                                       ============    ============     ============    ============

Revenues from:
   Cardiovascular                                      $     2,751     $     3,283      $    17,059     $    23,413
   Vascular                                                  2,018           2,908           12,655          17,826
   Orthopaedic                                                 166             108            1,063          14,134
                                                       ------------    ------------     ------------    ------------
       Total preservation services                           4,935           6,299           30,777          55,373
                                                       ------------    ------------     ------------    ------------

   BioGlue                                                   7,757           5,590           27,784          20,898
   Implantable medical devices                                 144             115              479             699
   Distribution and grant                                      (34)            167              492             825
                                                       ------------    ------------     ------------    ------------
       Total revenues                                  $    12,802     $    12,171      $    59,532     $    77,795
                                                       ============    ============     ============    ============

Domestic revenues                                      $    10,727     $    10,715      $    51,949     $   71,188
International revenues                                       2,075           1,456            7,583           6,607
                                                       ------------    ------------     ------------    ------------
       Total revenues                                  $    12,802     $    12,171      $    59,532     $    77,795
                                                       ============    ============     ============    ============


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                                 CRYOLIFE, INC.
                              Financial Highlights
                                 (In thousands)
                                     Audited

                                                                Dec. 31,        Dec. 31,
                                                                 2003             2002
                                                             ------------    -------------
Cash and cash equivalents, cash held in escrow,              $    11,916      $    24,860
    and marketable securities, at market
Trade receivables, net                                             6,377            6,930
Other receivables, net                                             1,865           11,824
Deferred preservation costs, net                                   8,811            4,332
Inventories                                                        4,450            4,585
Total assets                                                      75,027          106,414
Shareholders' equity                                              48,338           79,800




    For additional information about the company, visit CryoLife's Web site:
                             http://www.cryolife.com
                             -----------------------


                                       END